Upstream Bio Reports Fourth Quarter and Full Year 2024 Financial Results and Recent Business Highlights

– Completed enrollment of Phase 2 clinical trial of verekitug in patients with chronic rhinosinusitis with nasal polyps; top-line data expected in the second half of 2025 –

– Completed upsized IPO with gross proceeds of approximately $293 million, extending runway through 2027 –

WALTHAM, Mass. – March 12, 2025 - Upstream Bio, Inc. (Nasdaq: UPB), a clinical-stage company developing treatments for inflammatory diseases, with an initial focus on severe respiratory disorders, today reported financial results for the fourth quarter and full year ended December 31, 2024, and provided a summary of recent business highlights. Upstream is developing verekitug, the only monoclonal antibody currently in clinical development that targets and inhibits the thymic stromal lymphopoietin (TSLP) receptor, in multiple severe respiratory diseases including chronic rhinosinusitis with nasal polyps (CRSwNP), severe asthma and chronic obstructive pulmonary disease (COPD).

“We closed 2024 and started 2025 with strong continued momentum, marked by the successful completion of enrollment in our Phase 2 clinical trial of verekitug in patients with CRSwNP in January 2025. We expect to report top-line data from this trial in the second half of 2025, enabling regulatory discussions and preparations for a Phase 3 program in CRSwNP,” said Rand Sutherland, MD, Chief Executive Officer of Upstream.

“We have also made significant progress developing verekitug in severe asthma and COPD,” Dr. Sutherland continued. “We remain on track to dose the first patient in our COPD program in the second half of 2025 and, as previously reported, we expect to report top-line data from our ongoing Phase 2 clinical trial in severe asthma in the second half of 2026. Our recently completed initial public offering has provided us with sufficient capital to fund our planned operations through 2027, supporting our strategy of leveraging verekitug's unique mechanism of action to improve treatment options for patients living with severe inflammatory diseases.”

Fourth Quarter 2024 and Recent Business Highlights

•
Completed enrollment in CRSwNP Phase 2 clinical trial: In January 2025, Upstream completed patient enrollment in its Phase 2 multicenter, randomized, placebo-controlled, parallel group clinical trial designed to assess the efficacy and safety of verekitug in participants with CRSwNP. Upstream expects to announce top-line data from this clinical trial in the second half of 2025.

Upstream has designed this trial using endpoints that, pending interactions with regulatory authorities, could produce data to support submissions for product approval. Patients were randomized to receive either 100 mg of verekitug or placebo administered subcutaneously every 12 weeks over a 24-week treatment period. The primary endpoint is change from baseline in nasal polyp score (NPS) at week 24, a primary endpoint that has been used in several registrational trials for other biologic treatments for CRSwNP. Secondary endpoints include: nasal congestion score, sinus opacification, difficulty with sense of smell, nasal symptoms, percentage of participants requiring systemic corticosteroids or NP surgery, time to NP surgery and/or time to systemic corticosteroids for NP, and characterization of safety.

•
Made key additions to Board of Directors and management team: In October 2024, Upstream appointed Daniella Beckman to its Board of Directors as an independent director and chair of the Audit Committee. Ms. Beckman has more than 20 years of financial and operational leadership experience in the biotechnology industry and currently serves as Chief Financial Officer of Tango Therapeutics. Ms. Beckman also serves on the boards of directors of Blueprint Medicines Corporation and Vor Biopharma Inc. In December 2024, Upstream appointed Allison Ambrose, JD as General Counsel. Ms. Ambrose joined Upstream from Skyhawk Therapeutics where she was the General Counsel. Previously, she held legal leadership roles of increasing responsibility at publicly-traded biotech companies Ginkgo Bioworks and Orchard Therapeutics. Prior to her in-house legal roles, Ms. Ambrose was a corporate associate at Ropes & Gray LLP where she advised public and private companies primarily in the life sciences industry.
•
Completed upsized initial public offering (IPO): In October 2024, Upstream completed its upsized IPO, raising approximately $293 million in gross proceeds before deducting underwriting discounts and commissions and other offering expenses.

Fourth Quarter 2024 Financial Results

As of December 31, 2024, Upstream had cash, cash equivalents and short-term investments of $470.5 million, which is expected to fund planned operations through 2027.

Research and development expenses were $21.8 million for the quarter ended December 31, 2024, compared to $11.6 million for the same period in 2023. The increase of $10.2 million was primarily driven by an increase in clinical and manufacturing expenses related to our verekitug program.

General and administrative expenses were $5.2 million for the quarter ended December 31, 2024, compared to $3.2 million for the same period in 2023. The increase of $2.0 million was primarily driven by an increase in personnel-related expenses, including share-based compensation and insurance costs.

Net loss was $21.2 million for the quarter ended December 31, 2024, compared to a net loss of $11.8 million for the same period in 2023. The increase of $9.4 million was largely due to increased research and development and general and administrative expenses, partially offset by increased interest income.

Upcoming Events

Upstream expects to participate in the following investor conferences:

•
Leerink Partners Global Biopharma Conference 2025, Miami, FL, Upstream presentation March 12, 2025, at 1:40 p.m. ET
•
Piper Sandler Spring Biopharma Symposium, Boston, MA, April 16-17, 2025

About Upstream Bio

Upstream Bio is a clinical-stage biotechnology company developing treatments for inflammatory diseases, with an initial focus on severe respiratory disorders. Upstream is developing verekitug, the only known antagonist currently in clinical development that targets the receptor for thymic stromal lymphopoietin, a cytokine which is a clinically validated driver of inflammatory response positioned upstream of multiple signaling cascades that affect a variety of immune mediated diseases. Upstream has advanced this highly potent monoclonal antibody into separate Phase 2 trials for the treatment of severe asthma and chronic rhinosinusitis with nasal polyps and plans to initiate development in chronic obstructive pulmonary disease. Upstream’s team is committed to maximizing verekitug’s unique attributes to address the substantial unmet needs for patients underserved by today’s standard of care. To learn more, please visit www.upstreambio.com.

Upstream intends to use the investor relations page on its website as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor its website in addition to following press releases, filings with the Securities and Exchange Commission (SEC), public conference calls, presentations and webcasts.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “predict,” “project,” “seeks,” “should,” “target,” “will” and variations of these words or similar expressions. Any statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements include, without limitation, express or implied statements regarding: the clinical development of verekitug for the treatment of severe asthma, CRSwNP and COPD, including the initiation, timing, progress and results of ongoing and planned clinical trials, and expected future discussions with regulatory authorities; expectations regarding the safety, efficacy or tolerability of verekitug; Upstream’s expected operating expenses and capital expenditure requirements, including its cash runway through 2027; and participation at upcoming conferences. Any forward-looking statements in this press release are based on Upstream’s current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Readers are cautioned that actual results, levels of activity, safety, efficacy, performance or events and circumstances could differ materially from those expressed or implied in Upstream’s forward-looking statements due to a variety of risks and uncertainties, which include, without limitation, risks and uncertainties related to: Upstream’s ability to advance verekitug through clinical development, and to obtain regulatory approval of and ultimately commercialize verekitug on the expected timeline, if at all; the initiation, timing, progress and results of clinical trials; Upstream’s ability to fund its development activities and achieve development goals; Upstream’s dependence on third parties to conduct clinical trials and manufacture verekitug, and commercialize verekitug, if approved; Upstream’s ability to attract, hire and retain key personnel, and protect its intellectual property; Upstream’s financial condition and need for substantial additional funds in order to complete development activities and commercialize verekitug, if approved; regulatory developments and approval processes of the U.S. Food and Drug Administration and comparable foreign regulatory authorities; Upstream’s competitors and industry; and other risks and uncertainties described in Upstream’s current and future filings with the SEC, including those described from time to time under the caption “Risk Factors.” Upstream explicitly disclaims any obligation or undertaking to update any forward-looking statements contained herein to reflect any change in its expectations or any changes in events, conditions or circumstances on which any such statement is based except to the extent required by law, and claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Investor Contact:
Michael Gray
Chief Financial Officer and Chief Operating Officer
ir@upstreambio.com

Media Contact:
Teri Dahlman
Red House Communications
teri@redhousecomms.com

UPSTREAM BIO, INC.

CONSOLIDATED BALANCE SHEET

(IN THOUSANDS)

(UNAUDITED)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$325,892	$25,833
Short-term investments	144,559	83,977
Accounts receivable - related party	613	98
Prepaid expenses and other current assets	8,096	7,088
Total current assets	479,160	116,996
Property and equipment, net	582	159
Operating lease right-of-use assets	1,783	43
Restricted cash	194	—
Total assets	$481,719	$117,198
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$4,041	$1,990
Accrued expenses and other current liabilities	5,992	4,480
Operating lease liabilities, current portion	704	45
Total current liabilities	10,737	6,515
Operating lease liabilities, net of current portion	1,130	—
Preferred stock tranche right liability	—	2,874
Total liabilities	11,867	9,389

Redeemable convertible preferred stock (Series A, B)	—	230,935
Stockholders’ equity (deficit):
Common stock	53	3
Additional paid-in capital	660,604	4,824
Accumulated other comprehensive income (loss)	(25)	21
Accumulated deficit	(190,780)	(127,974)
Total stockholders’ equity (deficit)	469,852	(123,126)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$481,719	$117,198

UPSTREAM BIO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS)

(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Collaboration revenue - related party	$613	$450	$2,370	$2,380
Operating expenses:
Research and development	21,773	11,554	62,966	31,799
General and administrative	5,158	3,226	17,168	10,695
Total operating expenses	26,931	14,780	80,134	42,494
Loss from operations	(26,318)	(14,330)	(77,764)	(40,114)
Other income (expense):
Change in fair value of preferred stock
tranche right liabilities	—	985	2,859	15,527
Interest income	5,076	1,519	12,123	4,165
Other expense, net	—	(7)	(24)	(115)
Total other income, net	5,076	2,497	14,958	19,577
Net loss	$(21,242)	$(11,833)	$(62,806)	$(20,537)